Exhibit 10.2

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

OHB PEDIATRICS LTD.

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by [Investor Name] (the “Investor”) of $[_____________] (the “Purchase Amount”) to an account provided by OHB Pediatrics Ltd., company number 15958711 incorporated under the laws of England and Wales (the “Company”) on or about [•], 2026, the Company issues to the Investor the right to certain shares of the Company’s Capital Shares, subject to the terms described below.

1. Events

(a) Conversion Events.

(i) In the event of a consummation of the RACC deSPAC, immediately prior to the consummation of the Share Acquisition on the Closing Date (each as defined in the Business Combination Agreement), this Safe will convert into an amount of Ordinary Shares of the Company, £0.000001 each, equal to the Purchase Amount plus accrued and unpaid Premium divided by the Safe Price. The Investor will exchange such Ordinary Shares for shares of SPAC Common Shares (as defined in the Business Combination Agreement) pursuant to the terms and conditions of the Business Combination Agreement; or

(ii) In the event the RACC deSPAC is not consummated and the Business Combination Agreement is terminated in accordance with the terms thereof, this Safe will, upon the initial closing of an Equity Financing, automatically convert into the number of shares of Safe Preferred Shares equal to the Purchase Amount plus accrued and unpaid Premium divided by the Conversion Price;

(iii) If this Safe remains outstanding eighteen (18) months following the date of execution hereof, then this Safe shall convert into shares of the Company’s Series A Preferred Shares, £0.000001 each, (the “Series A Preferred Shares”) in an amount equal to the Purchase Amount plus accrued and unpaid Premium divided by the original issue price of the Series A Preferred Shares (as adjusted for any share dividend, share split, combination or other similar recapitalization with respect to the Series A Preferred Shares).

In connection with the automatic conversion of this Safe into shares of Standard Preferred Shares or Safe Preferred Shares, the Investor will execute and deliver to the Company all of the transaction documents related to the Equity Financing; provided, that such documents (i) are the same documents to be entered into with the purchasers of Standard Preferred Shares, and (ii) have customary exceptions to any drag-along applicable to the Investor, including (without limitation) limited representations, warranties, liability and indemnification obligations for the Investor.

(b) Liquidity Event. If there is a Liquidity Event before the termination of this SAFE, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(d) below and the “MFN” Amendment Provision in Section 3 below) to receive a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to the greater of (i) the Purchase Amount plus accrued and unpaid Premium (the “Cash-Out Amount”) or (ii) the amount payable on the number of shares of Common Shares equal to the Purchase Amount plus accrued and unpaid Premium divided by the Liquidity Price (the “Conversion Amount”). If any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Liquidity Event, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

Notwithstanding the foregoing, in connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce the cash portion of Proceeds payable to the Investor by the amount determined by its board of directors in good faith for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, provided that such reduction (A) does not reduce the total Proceeds payable to such Investor and (B) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 1(d).

(c) Dissolution Event. If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 1(d) below) to receive a portion of Proceeds equal to the Cash-Out Amount, due and payable to the Investor immediately prior to the consummation of the Dissolution Event.

(d) Liquidation Priority. In a Liquidity Event (other than a deSPAC Transaction) or Dissolution Event, this Safe is intended to operate like standard non-participating Preferred Shares. The Investor’s right to receive its Cash-Out Amount is:

(i) Junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Capital Shares);

(ii) On par with payments for other Safes and/or Preferred Shares, and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other Safes and/or Preferred Shares, the applicable Proceeds will be distributed pro rata to the Investor and such other Safes and/or Preferred Shares in proportion to the full payments that would otherwise be due; and

(iii) Senior to payments for Common Shares.

The Investor’s right to receive its Cash-Out Amount is (A) on par with payments for Common Shares and other Safes and/or Preferred Shares who are also receiving Cash-Out Amounts or Proceeds on a similar as-converted to Common Shares basis, and (B) junior to payments described in clauses (i) and (ii) above (in the latter case, to the extent such payments are Cash-Out Amounts or similar liquidation preferences).

(e) Termination. This Safe will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Safe) immediately following the earliest to occur of: (i) the issuance of Capital Shares to the Investor pursuant to the automatic conversion of this Safe under Section 1(a); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(b) or Section 1(c); provided, however, that Section 6(h) will survive any termination of this Safe other than a termination resulting from the issuance of Capital Shares to the Investor pursuant to Section 1(a)(i), and will remain in full force and effect in accordance with its terms.

2. Definitions

“Business Combination Agreement” means that certain Business Combination Agreement by and among, Research Alliance Corporation III, the Company and the shareholders named therein dated July [•], 2026.

“Capital Shares” means the shares of the Company, including, without limitation, the “Common Shares” and the “Preferred Shares.”

“Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company’s board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company; provided the RACC deSPAC and a deSPAC Transaction will not be considered a Change of Control.

“Company Capitalization” is calculated as of immediately prior to the Equity Financing and (without double-counting, in each case calculated on an as-converted to Common Shares basis):

•	Includes all shares of Capital Shares issued and outstanding;

•	Includes all Converting Securities;

•	Includes all issued and outstanding Options; and

•	Includes the Unissued Option Pool.

For the avoidance of doubt, in respect of the RACC deSPAC, the Company Capitalization shall be equal to the Fully-Diluted Shares (as defined in the Business Combination Agreement).

“Conversion Price” means either: (1) the Safe Price or (2) the Discount Price, whichever calculation results in a greater number of shares of Safe Preferred Shares.

“Converting Securities” includes this Safe and other convertible securities issued by the Company, including but not limited to: (i) other Safes; (ii) convertible promissory notes and other convertible debt instruments; and (iii) convertible securities that have the right to convert into shares of Capital Shares.

“deSPAC Transaction” means a transaction in which the Company’s Capital Shares is exchanged for or otherwise converted into securities that are publicly listed, or contemplated to be publicly listed pursuant to the transaction governing such exchange or conversion, on a securities exchange, excluding an Initial Public Offering or Direct Listing, but including through a merger, acquisition, business combination or similar transaction, in one transaction or series of related transactions, involving a vehicle commonly known as a special purpose acquisition company (SPAC), reverse merger or otherwise.

“Direct Listing” means the Company’s initial listing of its Common Shares (other than shares of Common Shares not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the SEC that registers shares of existing capital shares of the Company for resale, as approved by the Company’s board of directors. For the avoidance of doubt, a Direct Listing will not be deemed to be an underwritten offering and will not involve any underwriting services.

“Discount Price” means the price per share of the Standard Preferred Shares sold in the Equity Financing multiplied by the Discount Rate; provided, however ,that the Discount Price shall not be lower than original issue price of the Company’s Series A Preferred Shares (as adjusted for any share dividend, share split, combination or other similar recapitalization with respect to the Series A Preferred Shares).

“Discount Rate” is 85%.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Dividend Amount” means, with respect to any date on which the Company pays a dividend on its outstanding Common Shares, the amount of such dividend that is paid per share of Common Shares multiplied by (x) the Purchase Amount plus accrued and unpaid Premium divided by (y) the Liquidity Price (treating the dividend date as a Liquidity Event solely for purposes of calculating such Liquidity Price).

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Shares at a fixed valuation, including but not limited to, a pre-money or post-money valuation.

“Initial Public Offering” means the closing of the Company’s first firm commitment underwritten initial public offering of Common Shares pursuant to a registration statement filed under the Securities Act

“Liquidity Capitalization” is calculated as of immediately prior to the Liquidity Event (or, in the case of a conversion pursuant to Section 1(a)(iii), immediately prior to such conversion), and (without double- counting, in each case calculated on an as-converted to Common Shares basis):

•	Includes all shares of Capital Shares issued and outstanding;

•	Includes all issued and outstanding Options to the extent such Options receive Proceeds in a Liquidity Event (whether vested or unvested);

•

Includes all Converting Securities, other than any Safes and other convertible securities (including without limitation shares of Preferred Shares) where the holders of such securities are receiving Cash-Out Amounts or similar liquidation preference payments in lieu of Conversion Amounts or similar “as-converted” payments; and

•	Excludes the Unissued Option Pool.

“Liquidity Event” means a Change of Control, a Direct Listing, an Initial Public Offering or a deSPAC Transaction other than the RACC deSPAC.

“Liquidity Price” means the price per share equal to the Post-Money Valuation Cap divided by the Liquidity Capitalization.

“Options” includes options, restricted stock awards or purchases, RSUs, SARs, warrants or similar securities, vested or unvested.

“Post-Money Valuation Cap” means $205 million plus any accrued and unpaid Premium on the Purchase Amount.

“Premium” shall accrue at a rate of 8% per annum, compounded annually. Premium shall commence with the date hereof and shall continue on the outstanding Purchase Amount until paid in full or converted. Premium shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

“Proceeds” means cash and other assets (including without limitation Shares consideration) that are proceeds from the Liquidity Event or the Dissolution Event, as applicable, and legally available for distribution.

“RACC deSPAC” means the deSPAC Transaction contemplated in the Business Combination Agreement and each Ancillary Document (as defined in the Business Combination Agreement).

“Safe” means an instrument containing a future right to shares of Capital Shares, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company’s business operations. References to “this Safe” mean this specific instrument.

“Safe Preferred Shares” means the shares of the series of Preferred Shares issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences and restrictions as the shares of Standard Preferred Shares, other than with respect to: (i) the per share liquidation preference and the initial conversion price (including for purposes of price-based anti-dilution protection), which will equal the Conversion Price; and (ii) the basis for any dividend rights, which will be based on the Conversion Price.

“Safe Price” means the price per share equal to the Post-Money Valuation Cap divided by the Company Capitalization; provided, however, that the Safe Price shall not be lower than original issue price of the Company’s Series A Preferred Shares (as adjusted for any share dividend, share split, combination or other similar recapitalization with respect to the Series A Preferred Shares).

“Standard Preferred Shares” means the shares of the series of Preferred Shares issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

“Subsequent Convertible Securities” means convertible securities that the Company may issue after the issuance of this instrument with the principal purpose of raising capital, including but not limited to, other Safes, convertible debt instruments and other convertible securities. Subsequent Convertible Securities excludes: (i) side letters or ancillary agreements that do not amend or modify the terms of such convertible securities; and (ii) the following types of securities: (A) options issued pursuant to any equity incentive or similar plan of the Company; (B) convertible securities issued or issuable to (1) banks, equipment lessors, financial institutions or other persons engaged in the business of making loans pursuant to a debt financing or commercial leasing or (2) suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions; and (C) convertible securities issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships.

“Unissued Option Pool” means an amount equal to the difference between (a) 12% of the total Capital Shares (excluding any Capital Shares issued with respect to the conversion of this Safe pursuant to Section 1(a)(i) and Section 1(a)(II) hereof and excluding shares underlying the Options hereof) issued and outstanding immediately prior to the RACC deSPAC and (b) any issued and outstanding Options. For the avoidance of doubt, with respect to clause (a) of this definition, if the Capital Shares were to be 100 shares, 12 of those shares would be attributable to the Unissued Option Pool and the 88 remaining shares would be the Capital Shares issued and outstanding immediately prior to the RACC deSPAC.

3. “MFN” Amendment Provision. If the Company issues any Subsequent Convertible Securities with terms more favorable than those of this Safe (including, without limitation, a valuation cap and/or discount) prior to termination of this Safe, the Company will promptly provide the Investor with written notice thereof, together with a copy of such Subsequent Convertible Securities (the “MFN Notice”) and, upon written request of the Investor, any additional information related to such Subsequent Convertible Securities as may be reasonably requested by the Investor. In the event the Investor determines that the terms of the Subsequent Convertible Securities are preferable to the terms of this instrument, the Investor will notify the Company in writing within 10 days of the receipt of the MFN Notice. Promptly after receipt of such written notice from the Investor, the Company agrees to amend and restate this instrument to be identical to the instrument(s) evidencing the Subsequent Convertible Securities.

4. Company Representations

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this Safe is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company (subject to section 4(d)). This Safe constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its current certificate of incorporation or bylaws, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this Safe do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this Safe, other than: (i) the Company’s corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Capital Shares issuable pursuant to Section 1.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

5. Investor Representations

(a) The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, and acknowledges and agrees that if not an accredited investor at the time of an Equity Financing, the Company may void this Safe and return the Purchase Amount and any accrued and unpaid Premium. The Investor has been advised that this Safe and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

6. Miscellaneous

(a) Any provision of this Safe may be amended, waived or modified by written consent of the Company and either (i) the Investor or (ii) the majority-in-interest of all then-outstanding Safes with the same “Post-Money Valuation Cap” and “Discount Rate” as this Safe (and Safes lacking one or both of such terms will be considered to be the same with respect to such term(s)), provided that with respect to clause (ii): (A) the Purchase Amount and Section 3 may not be amended, waived or modified in this manner, (B) the consent of the Investor and each holder of such Safes must be solicited (even if not obtained), and (C) such amendment, waiver or modification treats all such holders in the same manner. “Majority-in-interest” refers to the holders of the applicable group of Safes whose Safes have a total Purchase Amount greater than 50% of the total Purchase Amount of all of such applicable group of Safes.

(b) Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this Safe, to vote or be deemed a holder of Capital Shares for any purpose other than tax purposes, nor will anything in this Safe be construed to confer on the Investor, as such, any rights of a Company shareholder or rights to vote for the election of directors or on any matter submitted to Company shareholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares have been issued on the terms described in Section 1. However, if the Company pays a dividend on outstanding shares of Common Shares (that is not payable in shares of Common Shares) while this Safe is outstanding, the Company will pay the Dividend Amount to the Investor at the same time.

(d) Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Safe and/or its rights may be assigned without the Company’s consent by the Investor (i) to the Investor’s estate, heirs, executors, administrators, guardians and/or successors in the event of Investor’s death or disability, or (ii) to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Investor.

(e) In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of the State of New York, without regard to the conflicts of law provisions of such jurisdiction.

(g) The parties acknowledge and agree that for United States federal and state income tax purposes this Safe is, and at all times has been, intended to be characterized as stock, and more particularly as common stock for purposes of the Internal Revenue Code of 1986 as amended (the “Code) including without limitation Sections 304, 305, 306, 354, 368, 951, 957, 958, 1036, 1202 and 1295. Accordingly, the parties agree to treat this Safe consistent with the foregoing intent for all United States federal and state income tax purposes (including, without limitation, on their respective tax returns or other informational statements).

(h) Within 90 days following the end of any applicable taxable period, the Company will provide to the Investor (i) a properly completed report setting forth the status of the Company (and any of its subsidiaries) as a passive foreign investment company (“PFIC”) as defined under section 1297 of the Code or a controlled foreign corporation (“CFC”) as defined under section 957 of the Code and any income inclusions applicable to the Investor or its direct and indirect owners arising as a result of the PFIC or CFC rules, (ii) any information relating to the Company (or its subsidiaries) reasonably requested by the Investor to complete the Investor’s (or its direct and indirect owners’) U.S. federal income tax returns and to comply with United States tax reporting payment obligations, and (iii) a properly completed PFIC Annual Information Statement and any other information reasonably required in order to make a “qualified electing fund” election or protective qualified electing fund election under the Code if the Company is a PFIC for any taxable period.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Safe to be duly executed and delivered.

OHB PEDIATRICS LTD.

By:
Name:
Title:

[Signature Page to SAFE]

IN WITNESS WHEREOF, the Parties have hereunto caused this Safe to be duly executed as of the date hereof.

[INVESTOR]

By:
Name
Title:

[Signature Page to SAFE]